Exhibit 99.1

ARIAD Presents Initial Clinical Proof-of-Concept of AP26113 in Patients with Non-Small Cell Lung Cancer at ESMO 2012 Congress

~ First evidence of clinical anti-tumor activity in patients resistant to ALK or EGFR inhibitor therapy

~Investor conference call and webcast on Monday, October 1 at 8 a.m. ET

VIENNA & CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 29, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the initial clinical results on its investigational, tyrosine-kinase inhibitor, AP26113, in patients with advanced non-small cell lung cancer (NSCLC) from an ongoing Phase 1/2 trial. The study provides compelling clinical evidence of the anti-tumor activity of AP26113 at multiple dose levels in patients with anaplastic lymphoma kinase positive (ALK+) NSCLC and initial clinical evidence of anti-tumor activity in patients with epidermal growth factor receptor mutant (EGFR-m) NSCLC. The results are being presented this morning at the ESMO 2012 Congress of the European Society for Medical Oncology being held in Vienna, Austria.

Patients enrolled in the trial have advanced solid tumors that were refractory to available therapies or had no standard or curative treatment available to them. The primary objectives of the Phase 1 portion of the trial are to determine the maximum tolerated dose (MTD) and the recommended dose for further study of AP26113 and to characterize its safety and preliminary anti-tumor activity. The trial uses an open-label, dose-escalating design. Anti-tumor activity was determined by serial CT scans using RECIST criteria.

Thirty-four patients have been enrolled to date in the study in six dose-cohorts (i.e., 30, 60, 90, 120, 180 and 240 mg administered orally once daily). Nineteen patients currently remain on study, with 16 at the three highest dose levels.

Twenty-nine of the patients enrolled to date in the study have NSCLC: 14 who are ALK+ and 11 who are EGFR-m. More than two-thirds of these patients failed three or more regimens of prior treatment, including both targeted therapies and chemotherapy.

“The initial findings from this ongoing study show that AP26113 has impressive anti-tumor activity in ALK+ NSCLC patients, who are either naïve or resistant to crizotinib,” stated Scott Gettinger, M.D., Associate Professor of Medicine at Yale School of Medicine, the study’s presenter at ESMO. “At the same time, it is encouraging to see a partial response in a patient with EGFR-mutant lung cancer and acquired resistance to erlotinib in the Phase 1 dose-escalation portion of the trial.”

Key data from the study presented at ESMO include:

Safety and Tolerability

  Safety data to date show AP26113 to be well tolerated. There was one patient with a dose-limiting toxicity (DLT) of elevated aspartate aminotransferase (ALT), a liver enzyme, observed at the 240 mg dose-level. The enzyme elevation resolved within eight days following drug interruption; the patient resumed therapy at a lower dose, remains on study and has achieved a partial response (PR). The 240 mg cohort has recently been expanded with the enrollment of three additional patients. The MTD has not yet been identified.
  The most common adverse events, all treatment emergent and across all grades, are nausea (32 percent) and fatigue (26 percent). The only treatment-related adverse events occurring in at least 10 percent of study patients are nausea (26 percent), diarrhea (18 percent), decreased appetite (12 percent), and vomiting (12 percent). There have been no signs of rash that would be considered typical of EGFR inhibitors at any doses studied.

ALK+ Patients

  Objective responses were observed at the lowest doses which ALK+ NSCLC patients received (60 mg), and responses were observed in patients who are either naïve or resistant to crizotinib (Xalkori®)-- the currently available first-generation ALK inhibitor.

  Of the 11 ALK+ patients evaluable for response in five dose-levels (i.e., 60, 90, 120, 180 and 240 mg), eight (73 percent) demonstrated a PR by RECIST. Six of nine crizotinib-resistant patients (67 percent) demonstrated a PR, and the two crizotinib-naïve patients treated with AP26113 also both demonstrated PRs. The longest response durations are 9 months for a crizotinib-naïve patient, and 6 months for a crizotinib-resistant patient. Both responses are ongoing.
  Objective responses were observed in all patients who completed a first scheduled disease assessment: two patients discontinued prior to their first scheduled assessment, and one responded by CT but had progressive disease defined by RECIST due to growth of an unrelated second tumor type.
  Of particular note, one of the ALK+, crizotinib-resistant patients who achieved a PR also had a response in a pre-existing brain metastasis.

EGFR-m Patients

  Six EGFR-m patients have received doses of 120 mg or higher and have been assessed for response. All six patients had failed erlotinib (Tarceva®), one of the currently available first-generation EGFR inhibitors, as well as bevacizumab (Avastin®) and at least one round of chemotherapy. Many had also failed further rounds of chemotherapy and/or other investigational, targeted agents.
  Of these patients, one EGFR-m patient (EGFR exon-19 deletion by history) achieved a PR and remains on study (duration, 2 months), two patients had stable disease and remain on study (durations, 2 and 4 months) and three patients had disease progression.

Pharmacokinetics

  Exposure of AP26113 increases as the dose level is increased. The pharmacokinetic data indicate that the blood levels achieved are consistent with the concentrations (IC50 values) predicted pre-clinically to inhibit ALK, ROS1 and EGFR and their resistance mutations.

“This is the first demonstration of anti-tumor activity by AP26113 in this ALK+ patient population, and the achievement of partial responses is clear, even at the lower doses and in patients with or without prior ALK inhibitor treatment and with brain metastasis,” stated Frank G. Haluska, M.D., Ph.D., senior vice president of clinical research and development and chief medical officer at ARIAD.

“Further, this is the first report of the anti-tumor activity of AP26113 in a patient resistant to EGFR-inhibitor therapy. The EGFR-mutant patient group is heterogeneous with regard to prior therapy at study entry and EGFR dependence. We look forward to further characterizing this activity as the Phase 1 portion of the trial continues and then transitions into the Phase 2 pre-specified patient cohorts.”

Investor Conference Call and Webcast

ARIAD will hold an investor conference call and webcast on Monday, October 1, 2012, at 8:00 a.m. ET to review and discuss the data from the ongoing Phase 1/2 trial of AP26113. Scott Gettinger, M.D., Associate Professor of Medicine at Yale School of Medicine, will join members of ARIAD’s management team for the briefing from Vienna. This call will be webcast live and can be accessed by visiting the investor relations section of ARIAD’s website at: http://investor.ariad.com and clicking on the link to the AP26113 presentation webcast. The call can be accessed by dialing 1-866-700-0161 (domestic) or 617-213-8832 (international) five minutes prior to the start time and providing the pass code 50829176.

A replay of this investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived for three weeks.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to several internally discovered, molecularly targeted product candidates for drug-resistant or difficult-to-treat cancers, including certain forms of chronic myeloid leukemia and non-small cell lung cancer. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Xalkori® is a registered trademark of Pfizer, Inc. Tarceva® is a registered trademark of Astellas Pharma US, Inc. Avastin® is a registered trademark of Roche AG.

This press release contains “forward-looking statements” including, but not limited to, statements relating to preclinical and clinical data for AP26113. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com